Doral Energy Executes Binding Letter of Intent to Acquire Two Oil & Gas Corporations Currently Active within the Permian Basin

MIDLAND, TEXAS -- (Marketwire) -- 04/29/09 -- Doral Energy Corp. (OTCBB: DEGY) ("Doral" or "the Company"), an oil and gas exploitation and production company, today announced that it has executed a binding letter of intent to acquire two unnamed Permian Basin oil and gas corporations with producing properties in Cochran and Hockley Counties, Texas for a total purchase price of $5.90MM. These acquisitions will increase Doral’s daily net production by 81 barrels of oil equivalent per day (“BOEPD”). In-house engineering estimates show that these two acquisitions will provide Doral Energy with approximately 4,000,000 barrels of oil equivalent of total proved reserves.

The assets of these corporations are made up of twenty-seven (27) leases containing approximately 3,560 acres, all held by production (“HBP”) and all operated, with average working interest of 89.11% and average net revenue interest of 63.04% (14 leases with 100% working interest). Producing fields include the Levelland, Levelland NE, Smyer, and Clauene North fields with depth rights ranging from 5,500’ - 8,500’. Current gross daily production is 128 BOEPD (81 BOEPD net), 80% oil, from 53 producing wells, 2 water injection wells, and 5 shut-in wells (60 total wells). Doral Energy has identified a number of workovers, recompletions, and repair jobs to increase near-term production, plus ninety-nine (99) proved undeveloped (“PUD”) infill drilling locations based on 20-acre infill well down-spacing.

Doral Energy Chief Executive Officer, E. Will Gray II states, “Doral Energy is pleased to be able to acquire such producing assets thus building upon our existing reserve base. We have been quite busy these past few months not only with managing our current portfolio of assets but with our M&A activity as well. A combination of organic growth in addition to growth via mergers and acquisitions should allow Doral Energy the opportunity to emulate the success of other corporations that have demonstrated the achievability of this growth strategy within the Permian Basin. This business model could potentially yield the same sort of returns other Midland-based E&P entities have demonstrated to Wall Street over the past decades.” Mr. Gray further states, “In following this proven business model, an organization must capitalize on economies of scale so that lifting costs can be kept to a minimum. With the acquisition of these two oil and gas corporations, as well as the acquisition of the Miltex Oil Company assets outlined in our press release of April 21st, Doral Energy will now have in excess of 6,000 net acres, all held by production in Cochran and Hockley Counties, creating a second core operating area for Doral where we will have ability to increase operating efficiency while reducing operating costs.” Mr. Gray concludes, “Doral is proving that we can execute on our business model thus placing management in a very strong position to achieve our 2009 calendar year goals. If achieved, Doral will be poised for a very aggressive start in 2010, potentially adding tremendous value to the market capitalization of our great organization.”

Doral Energy expects to execute the Purchase and Sale Agreement with these two corporations no later than May 15, 2009. Closing is scheduled for June 30, 2009 with an effective date of June 1, 2009, with an extension clause that will allow Doral to delay closing to July 31, 2009 with an effective date of July 1, 2009, if necessary. Further information on this transaction will be disseminated to shareholders as it comes available.

About Doral Energy Corp.

Doral Energy Corp. (OTCBB: DEGY) is an oil and gas exploitation and production company headquartered in Midland, Texas. Doral Energy Corp.'s strategy is to grow a portfolio of under-developed production and exploitation assets with the potential for generating near-term increases in existing production through operational improvements, and longer-term development of proved undeveloped reserves by infill drilling. Doral focuses on identifying acquisitions that generate immediate cash flow from production, but which also have strong proved developed non-producing and proved undeveloped reserves that can be tapped for significant growth. The prolific Permian Basin of Texas and New Mexico is a geographic region of particular interest for the Company's future acquisition activity. Doral's first producing assets, the Hanson Properties in Eddy County, New Mexico, located in the northwestern Permian Basin of New Mexico, which are currently producing 155 BOEPD and have an estimated 6.1 million BOE of total proved reserves based on in-house engineering evaluations.

Further Information

Shareholders and investors are encouraged to visit Doral Energy's website at www.DoralEnergy.com for more information.

On behalf of DORAL ENERGY CORP.

Everett Willard ("Will") Gray, II, Chief Executive Officer

Legal Notice Regarding Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined, and assumptions of management. Forward looking statements are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions or that events or conditions "will", "would", "may", "can", "could" or "should" occur. Information concerning oil or natural gas reserve estimates may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed.

Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include misinterpretation of data, inaccurate estimates of oil and natural gas reserves, the uncertainty of the requirements demanded by environmental agencies, the Company's ability to raise financing for operations, breach by parties with whom the Company has contracted, inability to maintain qualified employees or consultants because of compensation or other issues, competition for equipment, inability to obtain drilling permits, potential delays or obstacles in drilling operations and interpreting data, the likelihood that no commercial quantities of oil or gas are found or recoverable, and our ability to participate in the exploration of, and successful completion of development programs on all aforementioned prospects and leases. Additional information on risks for the Company can be found in the Company's filings with the US Securities and Exchange Commission.

Contacts:
Doral Energy Corp.
Everett Willard ("Will") Gray, II
Chief Executive Officer
(432) 789-1180
Website: www.DoralEnergy.com